                                                                    EXHIBIT 99.1


                                                               [PLUM CREEK LOGO]

March 29, 1999

Dear Fellow Unitholder:

     On March 18, 1999, the Delaware Court of Chancery issued an opinion which preliminarily enjoined the Unitholder vote to approve the Company's proposed conversion from a publicly traded Master Limited Partnership to a publicly traded Real Estate Investment Trust (REIT), pending disclosure of additional information related to the proposed conversion. The ruling was issued in connection with a complaint filed by a Unitholder on February 8, 1999.

     As a result of this court opinion, the Special Meeting of Unitholders that was first convened on March 22, 1999 was adjourned without taking a vote on the conversion transaction. The Special Meeting will reconvene on April 19, 1999, in order to allow you, our Unitholders, time to review the enclosed Supplement. The Company expects to take the vote on the conversion at the Special Meeting to be reconvened on April 19, 1999.

     Management and the Board of Directors continue to believe that our proposed conversion is fair to Unitholders and is in the best interest of the Company and our investors. We continue to recommend that you vote FOR the conversion.

     If you have already sent in your proxy and do not wish to change your vote, no further action is necessary. If you have not yet voted or you wish to change your vote, you should mail the enclosed proxy card in the enclosed envelope. You should only mail the enclosed proxy card if you wish to supersede the last proxy submitted by you, if any.

     If you have any questions concerning the conversion proposal, please call our proxy solicitation agent, Georgeson & Company Inc., toll-free at (800) 223-2064, or collect at (212) 440-9800. Thank you for your ongoing support of Plum Creek.

                                          Very truly yours,

                                          /s/ RICK R. HOLLEY
                                          -------------------------------------
                                          Rick R. Holley
                                          President and Chief Executive Officer

                        PLUM CREEK TIMBER COMPANY, L.P.
                           PROXY STATEMENT SUPPLEMENT
   FOR THE SPECIAL MEETING OF UNITHOLDERS TO BE RECONVENED ON APRIL 19, 1999

                            ------------------------

                        PLUM CREEK TIMBER COMPANY, INC.
                             PROSPECTUS SUPPLEMENT
               RELATING TO 46,323,300 SHARES OF ITS COMMON STOCK

                            ------------------------

     On or about January 28, 1999, Plum Creek Timber Company, L.P. mailed to unitholders as of the close of business on January 22, 1999 a Proxy Statement/Prospectus, dated January 28, 1999, relating to the solicitation of proxies for use at its Special Meeting of Unitholders, and any adjournments or postponements thereof, to be held on March 22, 1999. The purpose of the Special Meeting was to vote on the proposed conversion of the Partnership from a master limited partnership to a real estate investment trust or "REIT." This Supplement amends and supplements, and is intended to be, and should be, read together with the Proxy Statement/Prospectus.

     As previously announced, a unitholder, individually and as a purported representative of all unitholders, except the defendants and their affiliates, filed a purported class action lawsuit in the Court of Chancery in the State of Delaware against the Partnership, its general partner, Plum Creek Management Company, L.P. ("PCMC"), and the general partner's ultimate general partner, PC Advisory Corp. I, challenging the adequacy in numerous respects of the disclosures contained in the Proxy Statement/Prospectus. On March 18, 1999, the Delaware Court of Chancery issued an opinion finding that certain of the disclosures about which the plaintiff complained were deficient and granting the plaintiff's motion for a preliminary injunction to enjoin the unitholders' vote on the proposed conversion until the Partnership has cured the disclosure deficiencies of the Proxy Statement/Prospectus and the letter to unitholders that accompanied the Proxy Statement/Prospectus. A copy of the Court's opinion is attached in full as Appendix A. Unitholders are urged to read the Court's opinion in its entirety.

     As a result of the Court's opinion, the scheduled March 22, 1999 Special Meeting of Unitholders was adjourned until March 24, 1999 and again until March 29, 1999. At the reconvened March 29, 1999 Special Meeting of Unitholders, the meeting was adjourned again until April 19, 1999 at 9:00 a.m. (local time) at the Holiday Inn Crowne Plaza Hotel, 1113 Sixth Avenue, Seattle, Washington, to allow sufficient time for mailing to, and consideration by, unitholders of additional information consistent with the Court's opinion. This Supplement is being furnished to all unitholders of record of the Partnership as of January 22, 1999, the record date for the Special Meeting of Unitholders, as the same may be adjourned from time to time. At the reconvened meeting on April 19, 1999, the Partnership expects to hold the unitholder vote on the proposed conversion.

     Anyone to whom this Supplement is delivered may request to receive a copy of the original Proxy Statement/Prospectus, or any other document incorporated by reference in the Proxy Statement/Prospectus (including documents filed with the Securities and Exchange Commission after the date of this Supplement) free of charge by making a written or oral request to: Secretary, Plum Creek Timber Company, L.P., 999 Third Avenue, Suite 2300, Seattle, Washington 98104 (telephone (206) 467-3600).

     This Supplement and the Appendix represents the Partnership's curative disclosures in response to the Court of Chancery's opinion. However, the Court neither approved nor disapproved of the adequacy of this Supplement.

     The Proxy Statement/Prospectus you previously received stated that the PCMC Board of Directors had appointed a Special Committee to negotiate the terms of the proposed conversion with the ultimate owners of PCMC. Notwithstanding the description of that process as one of "negotiation," the Special Committee did not itself have any face-to-face meetings with the owners of PCMC and did not itself make any proposals or counter-proposals regarding the terms of the proposed conversion. Instead, the Special Committee merely rejected and, ultimately, accepted terms and revised terms proposed by the PCMC owners. In addition, the Court found that Salomon Smith Barney, the Special Committee's financial advisor, played no role in the negotiations. In connection with that process, all communications between the Special Committee and the PCMC owners were undertaken either through Rick Holley, the President and CEO of PCMC and the Partnership, or through communications with Merrill Lynch & Co., financial advisor to the Partnership.

     Unitholders should be aware that Mr. Holley is employed by PCMC and serves at the pleasure of PCMC's Board, which is controlled by the PCMC owners. Mr. Holley receives a salary of $456,000 and had been awarded interests in 314,424 partnership units as part of a management incentive plan that had not yet vested and might not have vested if Mr. Holley was terminated by year-end 1998. The Court also stated that the Proxy Statement/Prospectus misleadingly portrays the Special Committee as being independent of PCMC when, in fact, two members of the Special Committee, Messrs. Davidson and Leland, have financial arrangements with PCMC. Mr. Davidson is Chairman of the Board, Chief Executive Officer and a principal stockholder of D.A. Davidson & Co., a brokerage firm that has in the past done, and continues to do, significant underwriting and other business with the Partnership. For example, in 1996, D.A. Davidson was one of five underwriting firms for a public offering of Units by the Partnership. For its part in that transaction, D.A. Davidson earned approximately $1.6 million. Additionally, D.A. Davidson processes acquisitions of Partnership Units on behalf of Partnership employees participating in certain employee compensation plans, for which transactions the firm earns total commissions of between $10,000 and $20,000 per year. Mr. Davidson has said that he hopes to continue that business relationship. Mr. Leland is compensated for serving as the chairman of the PCMC Board of Directors, including $24,000 annually for the maintenance of an automobile supplied for his personal use, so long as he continues to serve as the chairman of the Board.

     The Court stated that the disclosures in the Proxy Statement/Prospectus concerning the Partnership's recent distributions to unitholders are misleading. The Court believes that unitholders should be told that the Partnership kept its distributions artificially high by using reserves to add to cash available for distribution. The Court found this significant because the relative amount of PCMC's distributions was a significant factor in the projections relied upon by the Special Committee in assessing the terms of the proposed conversion, including, in particular, the aggregate 27% interest in the REIT to be received by the owners of PCMC. You should be aware that in each of 1997 and 1998, the aggregate amount of the distributions by the Partnership to its general partner and its limited partners exceeded the Partnership's net income in the same period by $21.3 million in 1997 and $65.0 million in 1998. The distribution per unit exceeded net income per unit by $0.44 and $1.36 in 1997 and 1998, respectively. In the three years prior to 1997, the Partnership's net income exceeded aggregate distributions to the general partner and the limited partners. The reason distributions do not correlate to net income is because distributions are paid from "Available Cash," as defined in the partnership agreement. Available Cash includes a variety of sources in addition to net income, including, but not limited to: depreciation, depletion and amortization; reductions in discretionary reserves; and cash from capital transactions used to finance capital expenditures and to refinance or refund indebtedness. The partnership agreement requires that all Available Cash be distributed.

     The Partnership has maintained its present level of distributions (which were used as a basis for determining the terms of the conversion), in part because of the fact that distributions are based upon Available Cash, which involves a provision for reserves. Cash flow fluctuates from quarter to quarter and from year to year. In accordance with the partnership agreement and the Partnership's distribution philosophy, discretionary reserves are added to and drawn down as needed in order to maintain a stable distribution level.

     As discussed above, the partnership agreement authorizes the general partner to increase or decrease reserves in determining Available Cash. As required by the partnership agreement, capital expenditures and principal payments on outstanding indebtedness are deducted from the calculation of Available Cash unless the capital expenditures and principal payments are funded through the incurrence of debt, issuance of equity or sale of capital assets. Borrowed funds do not otherwise increase Available Cash.

     The Partnership financed capital expenditures and/or principal repayments on three occasions during the period covered by the table. In the fourth quarter of 1996, the Partnership incurred $263.5 million of indebtedness in connection with the acquisition of timberlands and mills in Louisiana and Arkansas. In the second quarter of 1998, the Partnership incurred $39.0 million of indebtedness to refinance $18.4 million of debt and to finance $20.6 million of capital expenditures related to the acquisition of a remanufacturing facility in Idaho and the construction of a new sawmill in Louisiana. In the fourth quarter of 1998, the Partnership incurred $177.0 million of indebtedness in connection with the acquisition of timberlands in Maine. Had the Partnership not incurred this indebtedness to finance these capital expenditures, Available Cash would have been negative and none of the Partnership's partners would have received a distribution in such quarter. As a result, distributions during these quarters were higher than they otherwise would have been because the Partnership incurred debt to finance capital expenditures. Therefore, the Partnership was able to make its distributions and fund its capital expenditures because of this incurrence of debt. It is unlikely that the Partnership would have made these capital expenditures if it was not able to finance these amounts.

     The following chart shows:

     - actual distributions paid for each quarter from 1996 through 1998;

     - what the distributions would have been without the adjustments to the Partnership's reserves; and

     - what the distributions would have been without the adjustments to the reserves or the incurrence of debt:

                                         FIRST QTR.   SECOND QTR.   THIRD QTR.   FOURTH QTR.   FIRST QTR.   SECOND QTR.
                                            1996         1996          1996         1996          1997         1997
                                         ----------   -----------   ----------   -----------   ----------   -----------
Actual Available Cash..................   $25,927       $27,216      $31,046      $  31,046     $ 33,987      $33,987
GP Distribution........................     6,029         6,506        7,421          7,421        8,509        8,509
  -- GP percent of total
    distributions......................      23.3%         23.9%        23.9%          23.9%        25.0%        25.0%
LP Distribution........................    19,898        20,710       23,625         23,625       25,478       25,478
Per Unit LP Distribution...............   $  0.49       $  0.51      $  0.51      $    0.51     $   0.55      $  0.55
Change in Available Cash Reserves......        23        13,674      (16,154)       (17,221)     (20,529)      13,859
  (Increase) Decrease(*1)
Available Cash without Adjustments to
  Reserves.............................    25,904        13,542       47,200         48,267       54,516       20,128
GP Distribution........................     6,020         1,447       13,398         13,793       16,105        3,381
  -- GP percent of total
    distributions......................      23.2%         10.7%        28.4%          28.6%        29.5%        16.8%
LP Distribution........................    19,884        12,095       33,802         34,474       38,411       16,747
Per Unit LP Distribution...............   $  0.49       $  0.30      $  0.73      $    0.74     $   0.83      $  0.36
Increases in Debt......................        --            --           --        263,500           --           --
Available Cash without Adjustments to
  Reserves or Increases in Debt(*2)....    25,904        13,542       47,200       (215,233)      54,516       20,128
GP Distribution........................     6,020         1,447       13,398            N/A       16,105        3,381
  -- GP percent of total
    distributions......................      23.2%         10.7%        28.4%           N/A         29.5%        16.8%
LP Distribution........................    19,884        12,095       33,802            N/A       38,411       16,747
Per Unit LP Distribution...............   $  0.49       $  0.30      $  0.73            N/A     $   0.83      $  0.36

                                         THIRD QTR.   FOURTH QTR.   FIRST QTR.   SECOND QTR.   THIRD QTR.   FOURTH QTR.
                                            1997         1997          1998         1998          1998         1998
                                         ----------   -----------   ----------   -----------   ----------   -----------
Actual Available Cash..................   $ 33,987      $33,987      $35,458       $35,458      $35,458      $  35,458
GP Distribution........................      8,509        8,509        9,054         9,054        9,054          9,054
  -- GP percent of total
    distributions......................       25.0%        25.0%        25.5%         25.5%        25.5%          25.5%
LP Distribution........................     25,478       25,478       26,404        26,404       26,404         26,404
Per Unit LP Distribution...............   $   0.55      $  0.55      $  0.57       $  0.57      $  0.57      $    0.57
Change in Available Cash Reserves......    (10,054)       7,746        9,899         6,237       15,699          8,525
  (Increase) Decrease(*1)
Available Cash without Adjustments to
  Reserves.............................     44,041       26,241       25,559        29,221       19,759         26,933
GP Distribution........................     12,229        5,643        5,391         6,746        3,245          5,900
  -- GP percent of total
    distributions......................       27.8%        21.5%        21.1%         23.1%        16.4%          21.9%
LP Distribution........................     31,812       20,598       20,168        22,475       16,514         21,033
Per Unit LP Distribution...............   $   0.69      $  0.44      $  0.44       $  0.49      $  0.36      $    0.45
Increases in Debt......................         --           --           --        39,000           --        177,008
Available Cash without Adjustments to
  Reserves or Increases in Debt(*2)....     44,041       26,241       25,559        (9,779)      19,759       (150,075)
GP Distribution........................     12,229        5,643        5,391           N/A        3,245            N/A
  -- GP percent of total
    distributions......................       27.8%        21.5%        21.1%          N/A         16.4%           N/A
LP Distribution........................     31,812       20,598       20,168           N/A       16,514            N/A
Per Unit LP Distribution...............   $   0.69      $  0.44      $  0.44           N/A      $  0.36            N/A

                                           AGGREGATE
                                         DISTRIBUTIONS
                                         -------------
Actual Available Cash..................
GP Distribution........................      97,629
  -- GP percent of total
    distributions......................
LP Distribution........................     295,386
Per Unit LP Distribution...............    $   6.50
Change in Available Cash Reserves......
  (Increase) Decrease(*1)
Available Cash without Adjustments to
  Reserves.............................
GP Distribution........................      93,298
  -- GP percent of total
    distributions......................
LP Distribution........................     288,013
Per Unit LP Distribution...............    $   6.32
Increases in Debt......................
Available Cash without Adjustments to
  Reserves or Increases in Debt(*2)....
GP Distribution........................      66,859
  -- GP percent of total
    distributions......................
LP Distribution........................     210,031
Per Unit LP Distribution...............    $   4.64

---------------
(*1) Includes both discretionary reserves and those mandated by the Partnership's debt agreements.

(*2) Represents Available Cash assuming the Partnership had not incurred debt to finance capital expenditures or the repayment of debt and assuming that those capital expenditures would still have been made in the absence of such financing.

     PC Advisory Corp. I's board of directors, the Special Committee and management continue to believe that the proposed conversion to a REIT is fair to unitholders and recommend that unitholders vote to approve the conversion. If you have already voted and do not wish to change your vote, no further action is necessary. Unless you mail the enclosed proxy card, the last proxy submitted by you, if any, will be counted. If you have not yet voted or you wish to change your vote, please mail the enclosed proxy card in the enclosed envelope.

THE SECURITIES TO BE ISSUED IN THE PROPOSED CONVERSION HAVE NOT BEEN APPROVED OR
 DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROXY
STATEMENT/PROSPECTUS, AS SUPPLEMENTED HEREBY. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

     This Supplement and the accompanying proxies are first being mailed to unitholders of the Partnership on or about March 29, 1999.

                 The date of this Supplement is March 29, 1999.

                                                                      APPENDIX A

                            IN THE COURT OF CHANCERY
                                     OF THE
                               STATE OF DELAWARE
                                   IN AND FOR
                               NEW CASTLE COUNTY

                                   ---------

                               JERROLD M. SONET,
                                   Plaintiff,
                                       V.
                           PLUM CREEK TIMBER COMPANY,
                          L.P., PLUM CREEK MANAGEMENT
                    COMPANY, L.P., AND PC ADVISORY CORP. I,
                                  Defendants.
                                   ---------

                                 C.A. No. 16931
                                   ---------

                               MEMORANDUM OPINION

                    Date Submitted:            March 2, 1999

                    Dated Decided:            March 18, 1999
                                   ---------

     Joseph A. Rosenthal and Carmella P. Keener, Esquires, of ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A., Wilmington, Delaware; and Sidney B. Silverman, Esquire, of SILVERMAN, HARNES, HARNES, PRUSSIN & KELLER, New York, New York, Attorneys for Plaintiff

     Edward P. Welch, Andrew J. Turezyn and Stephen D. Dargitz, Esquires, of SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP, Wilmington, Delaware, Attorneys for Defendant Plum Creek Timber Co., L.P

     Jesse A. Finkelstein and Srinivas M. Raju, Esquire, of RICHARDS, LAYTON & FINGER, P.A., Wilmington, Delaware; and Robert A. Sacks and Steven W. Thomas, Esquires, of SULLIVAN & CROMWELL, Los Angeles, California, Attorneys for Defendants Plum Creek Management Company, L.P. and P.C. Advisory Corp. I.

JACOBS, VICE CHANCELLOR

     At issue on this motion for a preliminary injunction are the proxy disclosures made by the general partner of a publicly traded Delaware limited partnership, seeking Unitholder approval of a proposed conversion of the limited partnership into a real estate investment trust (the "REIT Conversion"). The partnership is Plum Creek Timber Company, L.P. ("Plum Creek"), the plaintiff is a Unitholder of Plum Creek, and the defendants are Plum Creek's general partners: Plum Creek Management Company, L.P. ("PCMC") and PC Advisory Corp. I. ("PC"), which is the general partner of PCMC.(1)

     This is the second lawsuit challenging the proposed REIT Conversion. The first action, Sonet v. Plum Creek Management Co., L.P. ("Sonet I"),(2) attacked the transaction on grounds of substantive fairness, alleging that it was the product of contractual and breach of fiduciary duty violations. Chancellor Chandler dismissed Sonet I on the ground that the Partnership Agreement supersedes any fiduciary or other common law obligation the GP had to assure that the REIT Conversion is fair to the Unitholders.(3) Because the transaction was found not to violate any express term of the Partnership Agreement, and the GP was found not to have assumed any common law fiduciary duty by appointing a Special Committee to assist in the negotiations, the Court held that no cognizable claim was stated.(4) Critical to the Court's Sonet I decision was the fact that the REIT Conversion could not occur unless the Unitholders first approve it by a 66 2/3% vote.

     After Sonet I was decided, the defendants issued a proxy statement soliciting Unitholder approval of the REIT Conversion (the "Proxy Statement"). The Proxy Statement was issued on January 28, 1999, and was accompanied by a letter to Unitholders from Mr. Rick Holley, the GP's President and CEO (the "Holley Letter"). This lawsuit, which attacks the disclosures in the Proxy Statement and the Holley Letter, was commenced on February 8, 1999.

     The issue on this motion for preliminary injunctive relief is whether the Proxy Statement and the Holley Letter fully and fairly disclose the material facts necessary for the Unitholders to make an informed decision whether to approve the REIT Conversion. The plaintiff claims that these disclosure documents are deficient because they misrepresent three material aspects of the proposed REIT Conversion: (i) the process by which the transaction was negotiated and agreed upon (the "Process" claim); (ii) the facts material to assessing the fairness of the transaction (the "Fairness" claim); and (iii) the risks in converting the limited partnership to a REIT (the "Risk" claim).

     For the following reasons, I conclude that the Process and Fairness claims warrant preliminarily enjoining the Unitholder vote until appropriate corrective disclosures are made and properly disseminated. I further conclude that the Risk claim is without merit, and does not warrant any grant of relief.

                                 I. BACKGROUND

     Many of the background facts are undisputed. Where there are disputes, the facts narrated below are what, in this Court's opinion, would likely be found as fact at a final hearing.

A. THE PARTIES

     Since June 26, 1997, the plaintiff has been a limited partner and record owner of depository units ("Units") that represent limited partnership interests in Plum Creek. The partnership, Plum Creek, is registered with the Securities and Exchange Commission ("SEC") and its Units are publicly traded on the New York Stock Exchange. There are 46,323,300 Units outstanding, all but 4% of which are owned by members of the investing public (the "Unitholders"). Plum Creek (through certain corporate subsidiaries) owns, manages, and operates approximately 3.3 million acres of timberland and eleven wood products conversion facilities in the Northwestern and Southeastern United States.

     As previously noted, PCMC, a Delaware limited partnership, is the general partner of Plum Creek, and PC is the ultimate general partner of PCMC and therefore the indirect general partner of Plum Creek. SPO, a

---------------

  (1)The entity that ultimately controls the GP is SPO Partners & Co. ("SPO") a San Francisco, California- based investment firm. PC and PCMC will be referred to collectively in this Opinion as "GP".

  (2)Del. Ch., C.A. No. 16639, Chandler, C. (1998).

  (3) Id. at 17.

  (4)See id. at 17-19.

San Francisco based investment banking firm that acts on behalf of an investment group, in turn controls PC and PCMC (collectively, the "GP").

     The three SPO principals -- John Scully, William Patterson, and William Oberndorf -- serve as GP directors. SPO does not participate in the day-to-day management of Plum Creek or in acquisition or strategic planning -- it retains professional managers to perform those functions. Those managers include Mr. Holley,(5) Diane M. Irvine, the GP's Vice President and CFO; and James A. Kraft, the GP's Vice President and General Counsel (collectively referred to as "Management"). These Management personnel report to SPO, which pays their bonuses and incentive compensation. Consequently, for present purposes, Management is beholden to SPO and is controlled by it.

     The GP has a seven-member board of directors. In addition to the three SPO representatives (Messrs. Scully, Patterson, and Oberndorf), the other directors are Messrs. Holley, Ian B. Davidson, David Leland, and George M. Dennison. Plaintiff contends that Davidson, Leland, and Dennison all have financial ties to the GP which negative any claim that they are independent.(6) Davidson, Leland, and Dennison also have an inherent conflict of interest: each owes a fiduciary duty both to the GP's stockholders (i.e., SPO), and to the Unitholders as well.

B. THE PARTNERSHIP AGREEMENT

     The Plum Creek partnership agreement requires Plum Creek to make quarterly cash distributions of 100% of Available Cash.(7) Under the partnership agreement, the GP has a 2% interest in all Plum Creek distributions, plus a percentage interest in all quarterly distributions made by Plum Creek in excess of $0.21 2/3 per unit ("incentive" distributions). On distributions between $0.21 2/3 to $0.23 1/3 per unit, the GP receives 12%; on distributions between $0.23 1/3 and $0.25, the GP receives 22%; on distributions between $0.25 and $0.28 1/3, the GP receives 32%; and on quarterly distributions made to Unitholders above $.28 1/3, the GP's share is 37%. The GP is also entitled to receive incentive distributions upon any issuance of new equity by Plum Creek. Solely as a shorthand reference, the GP's right to participate in these incentive distributions is referred to as the "Promote."

---------------

  (5)Mr. Holley receives a $454,000 a year salary from Plum Creek, and was awarded 300,000 partnership units as part of a management incentive plan that had not yet vested, and might not vest if Holley was terminated by year-end 1998.

  (6)Messrs. Davidson and Leland are not conflict free. Mr. Davidson is the Chairman and CEO of a broker- dealer firm that was selected by the GP to co-manage several public offerings of Units for the benefit of the GP's employees who participate in employee incentive plans. The firm receives a commission for every executed trade, and Davidson has admitted that his firm is interested in having a continued business relationship with the GP. See Davidson Dep. at 7, 20. Mr. Leland was the GP's former CEO and presently serves as the GP's chairman of the board, for which he receives compensation. Mr. Leland also receives an annual $24,000 allowance from the GP to maintain an automobile for his personal use. See Pls. Ex. 20 (Plum Creek's Form 10-K/AOO, 3/25/98). As for Mr. Dennison, however, the plaintiff has not shown that he has any direct, significant financial tie to the GP.

  (7)See Partnership Agreement, para. 5.3. "Available Cash" is defined as the Partnership's net income (excluding gain on the side of any capital asset), plus depletion and depreciation, less capital expenditures, plus or minus certain reserves, which include certain required reserves, for interest and principal payments on the Partnership's debt, and certain discretionary reserves, for future capital expenditures and future distribution payments. Partnership Agreement, para. 1.3. The GP determines the size of the reserves and whether and when to reverse them. Id. In this manner the GP effectively has the power to control the amount of Available Cash upward or downward and, as a consequence, controls the amount of distributions made to Unitholders.

C. PLUM CREEK'S BUSINESS

     Plum Creek is involved in the timber industry, and the demand for its products -- logs and manufactured wood products -- fluctuates with international and domestic market conditions,(8) including changes in economic conditions, tariffs, interest rates, and demographic and environmental factors. From 1995 to 1996, the timber industry enjoyed a favorable business cycle.(9) Plum Creek's operating results reflected those robust market conditions: during this period its earnings peaked at $4.71 per share. Beginning in 1997, however, sales began to decline as a result of a Japanese economic slump that worsened in 1998. In 1997, Plum Creek earned just $1.72 per Unit; in 1998, Plum Creek earned only $0.90 per Unit.

D. THE REIT CONVERSION PLAN

     The GP became concerned with this economic downturn and the prospect that for the foreseeable future Plum Creek would generate little internal growth from its existing operations. In its 1997 Strategic Plan, the GP projected a further decline in Plum Creek's earnings for 1999 from year end 1998, and from 1999 through 2007, it projected a flat net income and flat distributions.(10) The import of this was that Plum Creek would likely be unable to maintain its current high level of distributions.

     Eventually the GP concluded that Plum Creek's only source of growth would be through acquisitions. The problem was that competition for acquisition target companies was very intense, and the partnership was handicapped by its structure which was designed to produce steady income, not growth.(11) Aware of the limited prospect of increasing (or even maintaining) the Promote at its current level given the existing structure, the GP began considering ways to change the structure to one that would provide the GP with equivalent benefits.(12)

     In late June 1997, the GP's management explored the possibility of converting the Partnership into a real estate investment trust ("REIT"). In June and July 1997, the GP met with Goldman, Sachs & Co. ("Goldman Sachs"), its investment banking firm, to develop a REIT Conversion plan.(13) The plaintiff contends that during these meetings the GP decided that the level of distributions it received, including the Promote, should determine the magnitude of the equity interest it would receive in the REIT Conversion.

---------------

  (8)Specifically, the demand for logs, lumber, and other products is affected by residential and industrial construction, and repair and remodeling activity.

  (9)This was largely because of the strength of the domestic housing, repair, and remodeling markets, as well as a trade agreement between the United States and Canada, whereby Canadian timber producers were effectively unable to increase their output to take advantage of the United States market.

  (10)See Pls. Ex. 16 (1997 Plan). In the 1998 Plan, prepared at about the same time the REIT Conversion agreement was approved, the GP projected that income from current operations would be even lower than what was projected in the 1997 Plan. See Pls. Ex. 17 (1998 Plan).

  (11)The current structure requires Plum Creek to make increased cash distributions to the GP whenever the partnership issued new units, in order to maintain the GP's pro rata share of total distributions (the "Step Up"). The Step Up effectively increases Plum Creek's incremental cost of equity capital, which reduces its ability to compete effectively for large acquisitions against other bidders which have a lower cost of capital.

  (12)According to the complaint, the GP first considered (but did not pursue) the possibility of exchanging the Promote for limited partnership units. Plaintiff alleges that SPO wanted 23.3% of the Partnership Units. The GP's Management, and Messrs. Leland, Davidson, and Dennison, dropped the idea because they believed that they would never obtain Unitholder approval for an exchange at that high level. See Holley Dep. At 53-55, and Complaint para. 23.

  (13)See Pls. Ex. 21.

     Plaintiff contends that this was why, despite the decline in earnings in 1997 and 1998, the GP increased the distributions during each of those years by depleting reserves that included borrowed funds.(14)

     By January 20, 1998, after having conferred with Goldman Sachs, Morgan, Stanley & Co., Inc. ("Morgan Stanley"), and Merrill Lynch, Pierce, Fenner & Smith ("Merrill Lynch") the GP formulated a REIT Conversion proposal and presented it to all of the GP's directors. The directors approved the concept, and on March 4, 1998, the GP appointed a Special Committee (the "Committee") "to negotiate on behalf of the Unitholders the consideration to be received by the [PC and its Management] . . . in the REIT Conversion."(15) The members of the Committee were Messrs. Davidson, Leland, and Dennison.

E. THE COMMITTEE'S DELIBERATIONS AND PURPORTED "NEGOTIATIONS"

     On March 17, 1998, the Committee met for the first time and retained legal and financial advisors. At the Committee's request, the GP sent the Committee a list (not intended as exhaustive) of law firms and investment bankers that did not have "inappropriate ties" or conflicts with the GP or Plum Creek.(16) The Committee ultimately selected Morgan, Lewis & Bockius ("Morgan Lewis") as its legal counsel, and Salomon Smith Barney ("Salomon") as its financial advisor.(17)

     Also at this meeting, Goldman Sachs (on behalf of SPO) submitted an outline of the proposed transaction where Plum Creek would be converted from a partnership to a REIT, and the GP's interest (including the Promote), would be exchanged for equity in the REIT. The transaction was designed to ensure that SPO would retain control of the REIT's board of directors. Using as a benchmark Plum Creek's recent distribution history as well as future projections based on those figures, SPO demanded a 30% equity share in the REIT.(18) To support that percentage, Goldman Sachs used highly favorable projections of future earnings and acquisitions.(19)

     The Committee and its advisors found this proposal unacceptable, because the distributions to the GP were subject to more volatility than were the distributions to the Unitholders, and because the 30% proposal

---------------

  (14)Def. Br. at 28. In 1997, earnings declined more than 60%, but the GP increased the dividend from $0.505 per quarter per unit to $0.55. In 1998, the dividend was increased to $0.57, which exceeded cash flow from operations by approximately 40%.

  (15)Pls. Ex. 1, Proxy Statement at 35.

  (16)See Pls. Ex. 10.

  (17)The plaintiff contends that Salomon was not independent, because it acted as an underwriter for Plum Creek's 1996 public offering, where it earned approximately $1.16 million in fees. Not surprisingly, Salomon admitted to having a desire to continue to do business with Plum Creek in the future. Martin Dep. at 17-18, 20-21; Pls. Ex. 1, Proxy Statement at 45.

  (18)See Pls. Ex. 1, Proxy Statement at 31.

  (19)As for earnings, Goldman Sachs characterized Management's forecast in the 1997 Plan as too conservative, and increased Plum Creek's projected earnings from 5% to (in one analysis) to an annual growth rate above 10%. As for acquisitions, Goldman Sachs assumed that Plum Creek would acquire as many as 10 timber companies, one each year for the next ten years, at a cost of $5 billion, on terms that would earn a return on equity in excess of 17%. Plum Creek's current asset value, however, is less than $2 billion, and Plum Creek earns approximately 9% on its equity. Goldman Sachs also assumed that acquisitions would be made using 65% debt and 35% equity (even though Plum Creek's most recent acquisition was made entirely with debt), thereby increasing the equity base (and benefiting the GP) with every assumed acquisition. See Pls. Ex. 13.

did not adequately take into account the (negative) value of the illiquidity of the GP's interest in the partnership that would be converted into REIT shares.(20)

     The Committee ultimately rejected this initial offer, but did not attempt to negotiate better terms with the GP or SPO, and it made no counteroffer. Mr. Leland, the Committee chairman, explained that the Committee was not involved in a negotiation process;(21) instead, its role was to accept or reject offers, and none of its members ever had any face-to-face meetings with SPO.(22) All relevant exchanges of information between the Committee and SPO were communicated by Mr. Holley and Merrill Lynch at the insistence of SPO.(23) Mr. Holley and other members of Management attended and participated in every Special Committee meeting and were privy to its deliberations.(24)

     On May 15, 1998, SPO (through Goldman Sachs) submitted a second proposal, in which the GP's interest would be converted into 27% equity in the REIT Conversion. Many of the same assumptions underlying the first proposal were used to formulate the second. Both Salomon and Merrill Lynch based their cash flow calculations on the assumption that Plum Creek would make up to six acquisitions worth $500 million each.(25) Salomon's fairness opinion assumed that Plum Creek would engage in at least one $500 million acquisition that generated a return of 17%. Salomon and Merrill Lynch used the same discount rate to value the Promote and the limited partners' interests. In determining the exchange ratio for converting the GP's partnership interest into an interest in the REIT, neither the Committee nor its advisors applied any illiquidity discount in computing the value of the GP's interest in Plum Creek.

     On June 5, 1998, the Committee agreed to accept the second proposal. Its terms were as follows: the partnership would be merged into a wholly owned subsidiary of the REIT, and the GP (i) would receive a 27% equity interest in the REIT, represented by 16,498,709 REIT shares and 634,566 shares of special voting stock that is convertible to common stock; (ii) would be entitled to nominate a majority of the REIT directors, the remainder to be nominated by a committee that the GP also controlled; and (iii) would be entitled to a veto, by virtue of its special voting stock, over specified transactions including mergers and asset sales.(26) Salomon and Merrill Lynch rendered fairness opinions that the transaction would be fair to the

---------------

  (20)The GP, which can only sell its entire interest with a 2/3 approving vote of the Unitholders (it cannot sell a portion of its interest) see partnership agreement, para. 11.2, would receive a substantial economic advantage if its illiquid partnership interest were exchanged for marketable shares of the REIT, particularly because that exchange would not be a taxable event. Merrill Lynch found a 5% to 10% discount to be appropriate. Holley Dep. at 56-57. Other empirical studies have shown that at least a 20% illiquidity discount rate would be appropriate. See William L. Silber, Discounts in Restricted Stock: The Impact of Liquidity on Stock Prices, Financial Analysts Journal, July/August 1991, p. 60-64.

  (21)Leland Dep. at 51.

  (22)Leland Dep. at 51; Patterson Dep. at 107-08; Martin Dep. at 92. The evidence also supports a finding that Salomon did not participate in any face-to-face meetings with the SPO Group either.

  (23)Holley Dep. at 111; Martin Dep. at 92-93; Weingart Dep. at 36 (Merrill Lynch representative). The May 5, 1998 Committee meeting minutes pertinently state that: "SPO wanted for the Special Committee to authorize Mr. Holley to present transaction proposals to SPO on behalf of the Special Committee." See Pls. Ex. 9 (May 6, 1998 Committee meeting minutes).

  (24)See Pls. Ex. 9 (Committee meeting minutes). In fact, Kraft (the GP's Vice President and General Counsel), kept the minutes of a majority of the Committee meetings.

  (25)Pls. Ex. 1, Proxy Statement at 44, 47.

  (26)On July 14, 1998, the Special Committee agreed to a change in terms of the REIT Conversion (the "July Modification"). Under the original June 5, 1998 agreement, the GP's interest would be exchanged for units of an operating partnership that would be wholly owned by the REIT and would be exchangeable into REIT shares only after one year had passed (the "Lock Up"). The July Modification eliminated the Lock Up to provide immediate liquidity for the GP, which would immediately receive REIT shares.

Unitholders from a financial point of view. Those opinions relied principally upon discounted cash flow analyses based upon projections of the REIT's future operations and income.(27)

     From that point on, all that remained to be done was to obtain the 2/3 supermajority approval of the Unitholders.

F. THE LITIGATION

     On September 11, 1998, the plaintiff commenced Sonet I, claiming that the terms of the REIT Conversion were substantively unfair to the Unitholders and that in negotiating and approving that transaction, the GP had breached its fiduciary duties to the partnership and the limited partners. As earlier noted, the Chancellor dismissed that action on the ground that the governing instrument -- the partnership agreement -- defined the duties that the GP owed to the limited partners. The Chancellor found that the GP had not violated those duties.(28) He held that the plain language of the partnership agreement authorized the GP to "propose a merger on any terms, and that if the Unitholders are displeased with those terms they are free to reject it."(29) The Chancellor also held that the GP did not voluntarily import common law fiduciary duties into its relationship with the Unitholders by having appointed the Committee to oversee the transaction.(30)

     On January 26, 1999, Plum Creek released its financial results for 1998,(31) disclosing that (i) fourth quarter earnings were $0.29 cents per Unit, a decline from the $0.35 cents per Unit for the same period in 1997; and (ii) earnings for the entire year were $0.90 cents per Unit, compared to $1.72 for the previous year. These figures fell short of the 1998 earnings ($1.45 per Unit) projected in Plum Creek's 1997 Plan. Despite that, Plum Creek announced that it was distributing $0.57 cents per unit to Unitholders for the fourth quarter. When this amount is added to the distribution made to the GP, the total distribution was $0.73 per Unit -- almost three times earnings.

     On January 28, 1999, the defendants issued their Proxy Statement soliciting Unitholder approval of the REIT Conversion at a special meeting noticed for March 22, 1999. This action followed.

                              II. THE CONTENTIONS

     The thrust of the plaintiff's claims in this action is that the Proxy Statement and the accompanying Holley Letter are misleading in three material respects. First, plaintiff argues that the Proxy Statement falsely represents that the transaction was negotiated on behalf of the Unitholders by the "independent" Committee, assisted by its advisors (the "Process" claim). In fact, plaintiff contends, neither the Committee nor its advisors were independent of the GP, and the Committee did not engage in any negotiations at all.

     Second, plaintiff contends that the Proxy Statement creates the misleading impression that the GP's proposed 27% equity interest in the REIT is fair because it is commensurate with the increasing share of distributions the GP would be expected to receive under the Promote (the "Fairness" claim). In fact, plaintiff urges, Plum Creek's earnings, cash flow, and business prospects have been in a free fall decline since late 1996, and are unlikely to rebound for several years due largely to the depressed Japanese economy. As a result, the current distribution levels are unlikely to rise and are unsustainable at their present levels. Importantly, the plaintiff claims that the GP manipulated the distributions for years 1997 and 1998 in order to increase the value of its interest in Plum Creek, to justify awarding itself a larger interest in the REIT. These facts, the plaintiff claims, were not honestly and straightforwardly disclosed to the Unitholders.

---------------

  (27)Pls. Ex. 1, Proxy Statement at 42-48, Annex III and Annex IV.

  (28)Sonet I, supra note 1, at 5 (holding that "principles of contract preempt fiduciary principles where the parties to a limited partnership have made their intentions to do so plain.").

  (29)Id. at 19.

  (30)Id.

  (31)See Pls. Ex. 18.

     Third, the plaintiff maintains that the Proxy Statement misrepresents the nature and extent of the risks to Unitholders if the REIT Conversion is approved (the "Risk" claim). Specifically, the plaintiff contends that in the Proxy Statement and Holley Letter the GP prominently (and misleadingly) touted the benefits of the REIT Conversion, but downplayed the "risks" by burying them deep within those documents. The result was to create the misleading impression that approving the REIT Conversion would involve little or no risk.

     The defendants respond by arguing that the disclosures in the Proxy Statement were truthful and complete. For the reasons next discussed, I am persuaded that the Process and Fairness claims have merit and warrant enjoining the Unitholder vote until such time as corrective disclosures are made. The Risk claim,, however, I find to be without merit.

                        III. APPLICABLE LEGAL STANDARDS

     To succeed on a motion for a preliminary injunction, the plaintiff must show a reasonable probability of success on the merits, irreparable harm, and a balance of equities in the plaintiffs' favor.(32) In this case the defendants do not dispute that if they are found to have committed disclosure violations, the irreparable harm and "balance of equities" criteria are satisfied. Therefore, the sole focus is upon whether the plaintiff has shown a probability of success on the merits.

     The relevant merits analysis is governed by well established principles. When controlling persons seek shareholder approval of a transaction, they have a fiduciary duty to honestly provide full and fair disclosure of all material facts relating to that transaction.(33) That proposition is equally applicable to fiduciaries of limited partnerships. The burden is on the fiduciary to demonstrate that all material facts were disclosed.(34) Where, as here, the lone source of the disclosure is a fiduciary having a conflicting interest, "a more compelling case for the application of the recognized disclosure standards" is presented.(35) In that context, the materiality standard remains unchanged, but the scrutiny of the disclosures made in that context is more exacting. Where a party is found to have disseminated materially misleading information to stockholders (or in this case, Unitholders), preliminary injunctive relief requiring curative disclosure may be awarded.(36)

     A fact is material if (i) "there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote";
(ii) "would have assumed actual significance in the deliberations of the reasonable shareholder"; or (iii) would have "significantly altered the 'total mix" of information made

---------------

  (32)SI Management L.P. v. Wininger, Del. Supr., 707 A.2d 37, 40 (1998); Kaiser Aluminum Corp. v. Matheson, Del. Supr., 681 A.2d 392, 394 (1996); Allen v. Prime Computer, Inc., Del. Supr., 540 A.2d 417, 419 (1998).

  (33)Malone v. Brincat, Del. Supr., 722 A.2d 5 (1998) (holding that "when directors communicate publicly or directly with shareholders about corporate matters the sine qua non of directors' fiduciary duty to shareholders is honesty."); Stroud v. Grace, Del. Supr., 606 A.2d 75 (1992); Weinberger v. U.O.P., Inc., Del. Supr., 457 A.2d 701 (1983).

  (34)Rosenblatt v. Getty Oil Co., Del. Supr., 493 A.2d 929, 937 (1985).

  (35)Wacht v. Continental Hosts, Ltd., Del. Ch., C.A. No. 7954, mem. op. at 7, Berger, V.C. (Apr. 11, 1986) (involving a cash-out merger); see also In re Radiology Assoc., Inc. Litig, Del. Ch., C.A. No. 9001, Chandler, V.C. (May 16,
1990) (involving cash-out merger); Blanchette v. Providence & Worcester Co., D.Del., 428 F.Supp. 347, 354-356 (1997) (Exchange offer); Barkan v. Amsted Indus., Inc., Del. Ch., 567 A.2d 1279 (1989) (Management buyout); Eisenberg v. Chicago Milwaukee Corp., Del. Ch., 537 A.2d 1051, 1057 (1987) (Self-tender offer).

  (36)See Eisenberg, 537 A.2d at 1062 ("An injunction is the remedy most likely to achieve disclosure of the information necessary to achieve an informed decision . . ."); Sealy Mattress Co. of N.J. v. Sealy, Inc., Del. Ch., 532 A.2d 1324, 1340-41 (1987) ("[P]laintiffs have not received sufficient information to make an informed decision among the available alternatives. . . . In this case the inability to make that choice constitutes irreparable harm.").

available."(37) Misleading partial disclosures may also constitute a material omission or misstatement.(38) As analogous federal securities cases recognize, in certain contexts even literally true statements in a disclosure document may be misleading.(39)

     Applying these well-established standards, the Court turns to the plaintiff's three disclosure claims.

                                  IV. ANALYSIS

A. THE "RISK" CLAIM

     The plaintiff first contends that although the benefits of the REIT conversion were prominently described in the Holley Letter, the risks inherent in the REIT Conversion were "buried" deep within the Proxy Statement, thereby misleading the Unitholders on a material issue. It is the case that if material information facts are buried in a lengthy disclosure document so that the true import of that information is lost, such "buried fact" disclosure may be deemed misleading.(40) In this case, however, the argument is unpersuasive, because the facts do not fit the principle.

     On the very first page of the Proxy Statement the following language appears in large bold-faced type: "UNITHOLDERS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER 'RISK FACTORS,' STARTING ON PAGE 17, WHEN DECIDING HOW TO VOTE ON THE CONVERSION TRANSACTION."(41) On pages 17-21, there follows a detailed disclosure of various risks inherent in the REIT Conversion, including transaction risks, tax risks, and other risks inherent in the partnership and the corporation's ongoing business.(42) A further discussion of tax related issues and risks is found at pages 57-68. These risk disclosures in the Proxy Statement, though complex and intricate, are not materially misleading to a Unitholder, nor are they "buried" in a way that a Unitholder in search of explanations of the risks would be unable to find them.

     Nor does the Holley Letter omit to disclose or emphasize the risks inherent in the REIT Conversion.(43) The letter specifically admonishes the Unitholders that "the conversion is not without risks, and all factors -- positive and negative -- should be weighed carefully. . . ."(44) On this record, I am unable to find (as plaintiff

---------------

  (37)Arnold v. Society For Savings Bancorp., 650 A.2d 1270, 1276 (1994).

  (38)Id. at 1280.

  (39)Lucia v. Prospect Street High Income Portfolio, Inc., 1st Cir., 36 F.3d 170, 175 (1994) ("[e]mphasis and gloss can, in the right circumstances, create liability); McMahon v. Wherehouse Entertainment, Inc., 2d Cir., 900 F.2d 576, 579 (1990), cert. denied, U.S. Supr., 501 U.S. 1249 (1991); Isquith v. Middle
South Utilities, Inc., 5th Cir., 847 F.2d 186, 201-03, cert. denied, U.S. Supr., 488 U.S. 926 (1988).

  (40)Blanchette, 428 F. Supp. at 353.

  (41)Pls. Ex. 1, Proxy Statement at 1.

  (42)The list of disclosed risks includes: (i) the conflict of interest in determining the GP's appropriate percentage of equity in the REIT; (ii) the benefits that would belong solely to the GP's partners; (iii) the Sonet I Court of Chancery litigation, and the resulting appeal; (iv) the absence of appraisal rights for dissenters; (v) the potential limits on third party changes in control; (vi) the potential limits on the current acquisition strategy; (vii) the substitution of trading of common stock for Units; (viii) potential future dilution due to future share sales; (ix) the difference in investment risks for this corporation as opposed to typical REIT investments; (x) the chance that the corporation will not qualify as a REIT, and the attendant tax consequences; (xi) lender consents; (xii) the potential disadvantages to conducting business as a REIT; (xiii) other potential tax risks; and (xiv) risks specific to the timber industry.

  (43)Pls. Ex. 1, Holley Letter at 3.

  (44)Pls. Ex. 1, Holley Letter at 4.

contends) that the Proxy Statement or the Holley Letter omits to disclose, or imposes a misleading "spin" on, the risks that inhere in the REIT Conversion.

B. THE "PROCESS" CLAIM

     The plaintiff next claims that the Proxy Statement and Holley Letter misdisclose, in several respects, the process leading to the decision to proceed with the REIT Conversion. In essence, the claim is that the Proxy Statement creates a false impression that an independent negotiating committee was established to -- and did -- negotiate a fair transaction on behalf of the Unitholders. That impression is said to be materially false and misleading because: (i) in fact, the Committee did not "negotiate" any of the terms of the Conversion; (ii) in fact, the Committee members were not independent; (iii) in fact, the Committee's advisors were selected by the GP's management, were not independent, and played only a minimal role in the transaction; and (iv) in fact, SPO, not Plum Creek, originally proposed the REIT Conversion. I conclude that the first two of these arguments are meritorious, and that the latter two are not.

     First, the impression that the interests of the Unitholders were adequately represented is created throughout the Holley Letter and the Proxy Statement. The Holley Letter discloses that: "This [27% equity of the REIT] amount was negotiated by a special committee of members of the PCMC Board who are not employees of, and do not own an interest in, PCMC (the "PCMC Special Committee").(45) The Letter also states that "the PCMC Special Committee was charged by the PCMC Board with the responsibility to negotiate solely on behalf of the Unitholders in order to mitigate the conflict of interest between the PCMC Board as a whole and the Unitholders."(46)

     The Proxy Statement disclosures are to the same effect. For example, the Unitholders are told that the Committee was appointed to "negotiate the amount of such consideration [to be paid to the GP] on behalf of the Unitholders" and "was charged by the PCMC Board with the responsibility to negotiate solely on behalf of the Unitholders."(47) Elsewhere, after informing the Unitholders that the Committee members owed fiduciary duties to both the Unitholders and the PCMC stockholders, the Proxy Statement discloses that "the . . . Committee was charged by the PCMC Board with the responsibility to negotiate solely on behalf of the Unitholders in order to mitigate the conflict of interest between the PCMC Board as a whole and the Unitholders."(48)

     What actually did occur, however, was not negotiation.(49) Mr. Leland, the Committee chairman, viewed his job not as negotiation, but as "accepting or rejecting offers." Mr. Davidson, another Committee member,

---------------

  (45)Pls. Ex. 1, Holley Letter at 2 (emphasis added).

  (46)Id. (emphasis added).

  (47)Pls. Ex. 1, Proxy Statement at 6 (emphasis added). The Proxy Statement contains nearly identical statements on pages 7, 17, 32, 35, 37, 43 and 45.

  (48)Pls. Ex. 1, Proxy Statement at 35 (emphasis added); see also Proxy Statement at 29 (noting that the Committee was created in order to "mitigate the potential conflict of interest that might exist between PCMC and the Unitholders.").

  (49)Negotiation on the part of a special committee involves more than simply rejecting proposals that are deemed unacceptable. See Kahn v. Lynch Communications Sys., Inc., Del. Supr., 63 8 A.2d 1110, 1121 (1994) (holding that a special committee must replicate a process involving arm's length bargaining power); Rabkin v. Philip A. Hunt Chemical Corp., Del. Supr., 498 A.2d 1099, 1106 1985 (refusing to dismiss complaint challenging fairness of transaction where special committee failed to conduct meaningful negotiations as to price); In re Trans World Airlines, Inc. Shareholder Litig., Del. Ch., C.A. No. 9844, mem. op. at 12, 21-22, Allen, C. (Oct. 21, 1988) (finding that special committee "did not adequately understand its function -- to aggressively seek to promote and protect minority interests," did not "strive to negotiate the highest or best available transaction for the shareholders," and failed to engage in "energetic, informed and
                                      A-10

--------------------------------------------------------------------------------
aggressive negotiation that one would reasonably expect from an arm's-length adversary."); In re Maxxam, Inc. Federated Development Shareholders Litig., Del. Ch., C.A. No. 12111, mem. op. at 69, Jacobs, V.C. (Apr. 4, 1997) (refusing to give deference to special committee's determination because of lack of evidence that members "aggressively negotiated on Maxxam's behalf).

testified that he never had face-to-face negotiations with the GP. Mr. Patterson, a GP representative, confirmed that no representative of the GP had negotiated the conversion directly with the Committee. Smith Barney, the Committee's financial advisor, played no role in the negotiations. Indeed, the only persons who had any face-to-face contact with members of the GP during the negotiation process were Mr. Holley and Merrill Lynch. But Mr. Holley was the CEO of the GP, and Merrill Lynch was the financial advisor for the GP. These facts should have been, but were not, clearly disclosed to the Unitholders.

     Thus, the repeated disclosures that the Committee had negotiated the terms of the REIT Conversion on behalf of the Unitholders created a materially misleading impression that the Committee had engaged in "energetic, informed, and aggressive" negotiations to "mitigate" the conflict of interest between the PCMC Board and the Unitholders. That impression was, if not false, highly misleading.

     Second, the Proxy Statement discloses, in twenty different places, that the Committee members were independent of the GP. That disclosure is also misleading.(50) The record shows that (i) Mr. Davidson owns a brokerage firm that does business with the GP and wishes to continue that business relationship; (ii) Mr. Leland receives compensation for serving as board chairman of the GP, plus $24,000 annually for the maintenance of a car supplied for his personal benefit.(51) Salomon, the Committee's financial advisor, was an underwriter for Plum Creek's 1996 public offering and, with commendable candor, admitted that it desired to continue its business relationship with the GP in the future. And although he was not a Committee member, Holley (the Committee's emissary to the GP) was the GP's President and CEO, and received a $450,000 salary from Plum Creek at the discretion of the GP. Given these facts, it was misleading to portray the Committee as "independent" of the GP.

     For these reasons, and in these respects, I find that the disclosure documents were materially misleading to the Unitholders.(52)

C. THE "FAIRNESS" CLAIM

     Lastly, the plaintiff claims that the Proxy Statement omitted to disclose, and also disclosed in a misleading manner, material facts relating to the fairness of the REIT Conversion. To understand the precise claim being advanced here, some background is helpful.

---------------

  (50)"See e.g., Pls. Ex. 1, Proxy Statement, at 29 (stating that Davidson, Leland, and Dennison were "not employees of and do not own any interest in" the
GP).

  (51)The evidence does not support the plaintiffs' contention that Mr. Dennison had significant financial ties to the GP. All that the plaintiff established is the possibility that the GP might make a contribution to the University of Montana of which Mr. Dennison is President. That is not sufficient to establish that Mr. Dennison is conflicted.

  (52)The plaintiff's other Process claims are without merit. Management's involvement with the Committee's activities were sufficiently disclosed in the Proxy Statement. See Pls. Ex. 1, Proxy Statement at 30. Management did not select the Committee's advisors; Salomon and Morgan Lewis were selected by the Committee after the GP (at the Committee's request) furnished the Committee with a list of financial and legal advisors that would not have conflicts or "inappropriate ties" with the GP or Plum Creek. The roles of the various financial and legal advisors were also adequately described in the Proxy Statement. As for the argument concerning the origin of the of the REIT Conversion proposal, although the Proxy Statement is not a model of clarity on this point, it is not materially misleading. See Pls. Ex. 1, Proxy Statement at 29-30 ("In September 1997, Management began to focus on the possibility of converting the Partnership to a REIT . . . based on preliminary research conducted by and on behalf of the Partnership that commenced in July 1997.") (emphasis added).

     In Sonet I, the plaintiff claimed that the proposed REIT Conversion is substantively unfair and represents a breach of fiduciary duty to the Unitholders to the extent that it would enlarge the GP's interest in the partnership from 2% (plus the Promote) to 27% of the equity of the REIT. That proposed allocation was claimed to be substantively unfair, because the partnership's historical (and likely future) economic performance did not justify a valuation of the GP's partnership interest that translates to a 27% ownership interest in the counterpart REIT. As earlier noted, the Chancellor found that this claim was not cognizable because the issue was governed by contract law, not fiduciary law, and because the partnership agreement permitted a transaction of this kind provided that it is approved by two-thirds of the outstanding Units.

     In this action the plaintiff contends that the same facts that underlie the substantive fairness claim also give rise to a disclosure violation. The Proxy Statement, it is argued, omits to disclose certain material facts, and obscures other material facts, that if disclosed, would likely cause Unitholders to question the fairness of the 27% allocation of REIT equity to the GP that they are being asked to approve. That allocation was based in part upon the value of a future stream of distributions that the GP would receive under its current contractual arrangements. That value, in turn, was predicated upon the level of distributions the GP had received in the past, particularly during the past two years.

     Those past distributions are the root of the disclosure problem. As plaintiff contends, the 1997 and 1998 distributions were not only at a record high, but also were increasing at the same time that the partnership's earnings were plummeting. If distributions depended solely upon the level of partnership earnings, those distribution levels would also have declined, yet instead they increased. This was possible only because the distributions are payable out of "Available Cash," which the partnership agreement allows to be augmented by cash drawn down from reserves. That, the plaintiff claims, is what occurred here. The high distribution levels of 1997 and 1998 -- which were inverse to the earnings levels in those same years -- occurred only because of a manipulation, namely, depleting reserves (including a reserve for working capital) and treating the resulting proceeds as "Available Cash" available for distributions.

     The plaintiff contends that those actions, although permitted by the partnership agreement, must be fully and fairly disclosed to the Unitholders. Otherwise the Unitholders will be left with the impression that the earlier distributions were reflective of the partnership's economic performance and, thus, a valid basis to project high distribution levels in the future. That impression is false and materially misleading, plaintiff argues, because the decline in the demand for the partnership's forestry products due to the depressed Japanese market is a long term reality that points to a lower, not higher, level of projected earnings and distributions. Because the GP's 27% interest in the proposed REIT was tied to the higher, more aggressive projections, it was vital that the Unitholders be told that the 1997 and 1998 distributions that formed the basis for those projections were artificially high to the extent they included cash depleted from reserves that were created in earlier years when earnings levels were higher.(53)

---------------

  (53)The plaintiff also claims that the Proxy Statement is misleading because
(i) it fails to disclose that the recommendation by GP management and the Special Committee that the REIT Conversion is fair, relies upon stale, i.e., six month old, fairness opinions by Salomon and Merrill Lynch, and (ii) the valuation supporting the 27% allocation of equity to the GP relies upon aggressive and unrealistic assumptions about the number and dollar level of acquisitions that the REIT will make in the future. I find these arguments lacking in merit, because they are essentially substantive fairness, not disclosure, claims. The Proxy Statement attaches the full text of the fairness opinions, which show the dates on which they were submitted. Plaintiff's argument, in truth, is that the GP had a fiduciary duty to obtain updated fairness opinions, especially given the further decline in the partnership's earnings after the June 1998 fairness opinions were delivered. That contention, whatever its substantive merit may be, is not a disclosure claim and, hence, is not cognizable under Sonet I. As for the acquisition assumptions underlying the fairness opinions, they were disclosed in the Proxy Statement at pages 44, 47. That disclosure, in these circumstances, was sufficient.

     The defendants' response is that all the facts material to the prior distributions were fully disclosed. They point to the following language in the Proxy Statement:

        The Partnership makes distributions to Unitholders and PCMC with respect to each calendar quarter in an amount equal to 100% of its Available Cash (as defined below) from operations for each quarter. Available Cash generally means, with respect to any quarter, the net income of the Partnership for such quarter plus certain non-cash items plus reductions to reserves less certain capital expenditures, principal payments on indebtedness and additions to reserves. PCMC's decisions regarding amounts to be placed in or released from reserves have a direct and significant impact on the amount of Available Cash because increases and decreases in reserves are taken into account in computing Available Cash.(54)

     The defendants also point to the Proxy disclosure (at page 13) that "[t]he Partnership has been able to increase and maintain its current level of distributions notwithstanding a reduction in its level of profitability during the past four quarters . . ."; and to disclosure (at page 19), that:

        Finally, Unitholders should be aware that the Partnership's earnings and earnings per Unit for the quarter and year ended December 31, 1998 were each lower than the corresponding periods in 1997. See
        "Summary -- Recent Developments -- Results of the Quarter and Year Ended December 31, 1998." Despite this decline in earnings and the anticipated continued adverse impact of current economic conditions on the Partnership's business, Management anticipates that the current quarterly cash distribution level is sustainable; however, future distribution levels by the Partnership and, following the [REIT] Conversion . . . , future dividends by the [REIT] will depend on results of operations, cash flow and capital requirements, economic factors and other factors. See "-- Risks Inherent in the Partnership's and the Corporation's Ongoing Business -- Cash Distributions Are Not Guaranteed and May Fluctuate."

     The above disclosures do set forth material facts concerning the distributions, and certainly go a long way. Unfortunately, in these circumstances, they do not go far enough. It is true, and the Proxy Statement does disclose, that (i) the level of reserves are within the GP's control and will impact the Available Cash from which distributions are made, and (ii) during the period that the partnership's earnings were declining, the level of distributions for those years did not. But what the Proxy Statement should have disclosed (but did not) was the reason why those distributions ran in a direction counter to its earnings -- the distributions included cash derived from depleting reserves that had been created and augmented in earlier, higher earning, years.

     Given the direct relationship between these distribution levels and the valuation that formed the basis of the GP's proposed 27% equity interest that the Proxy Statement proclaims is fair to the Unitholders, it is vital that the Unitholders be told that those distributions were, in this manner, kept artificially high. Disclosing this material information would provide an important piece of an otherwise incomplete picture. The Unitholders need this information to assess whether the proposed 27% equity allocation to the GP is, in fact, fair.

                                   *  *  *  *

     This Court takes no pleasure in holding up a transaction to require further disclosure, especially where a finely crafted Proxy Statement otherwise sets forth at great length many facts that are material to the REIT Conversion. This result is, however, a logical consequence of the ruling in Sonet I and the defendants' litigating position which prompted that ruling. The result is also compelled by sound policy.

     In Sonet I, the Chancellor held that in this specific partnership agreement, the Unitholders had contracted away their right to seek judicial review of the REIT Conversion based upon substantive fiduciary duty principles. In its place, the parties' contract substituted the protection of a required two-thirds supermajority Unitholder approval of the transaction. The result was to shift the fiduciary duty focus from the domain of substantive fairness to the realm of full, honest, and complete disclosure.

---------------

  (54)Pls. Ex. 1, Proxy Statement at 12.

     In these circumstances, and given the nature of this transaction, those disclosure duties are and should be exacting. As was the case in Blanchette and Eisenberg,(55) the REIT Conversion is a transaction where the fiduciaries responsible for the disclosures have an economic interest that is adverse to the interests of their beneficiary investors, the Unitholders. The GP and Management, who conceived and initiated the transaction and controlled the process by which it came to be recommended to the Unitholders, have an interest in maximizing their percentage ownership of the new REIT entity. That can only occur at the expense of the Unitholders, whose interest is in minimizing the percentage ownership of the GP. Because (under Sonet I) the Unitholders have no judicial review remedy, their sole protection is their right to vote the proposal up or down. And because the only source of the facts that will inform that vote are conflicted fiduciaries (the GP), only a most stringent disclosure standard, enforced by careful judicial scrutiny, can assure that the Unitholders' right to vote will have meaning. In this case the disclosures fell short of that standard and, as a consequence, the Unitholders are entitled to injunctive relief that will cure the informational gap.

                                 V. CONCLUSION

     In a transaction of this kind, the appropriate form of relief is to enjoin the forthcoming vote on the proposed REIT Conversion until the defendants have cured the disclosure deficiencies of the Proxy Statement and Holley Letter, by issuing a supplemental disclosure that is consistent with the rulings in this Opinion.(56) Counsel shall promptly confer and submit an appropriate form of order.

---------------

  (55)See supra note 35.

  (56)Eisenberg, 537 A.2d at 1062-63.
                                      A-15